                                                                   Exhibit 2.5.1
                                                                   -------------

                                AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT


This Amendment No. 1 dated July 9, 1997 to the Stock Purchase Agreement (the "Agreement") dated as of the 14th day of May, 1997 by and among Synbiotics Corporation, a California corporation with its principal office at 11011 Via Frontera, San Diego, CA 92127 (the "Buyer"), and Rhone Merieux, S.A.S., a French societe par actions simplifiee with its registered office at 17, rue Bourgelat, 69002 Lyon, France ("RM"), Institut de Selection Animale S.A., a French societe anonyme with its principal place of business at 119, avenue Marechal de Saxe, 69003 Lyon, France ("ISA") (each of RM and ISA is referred to herein as a "Seller" and collectively as the "Sellers"), and R.M.- Diagnostics S.A.S. a French societe par actions simplifiee, with its registered office at 299, avenue Jean Jaures, 69007 Lyon, France (the "Company").

     WHEREAS, the parties wish to amend the Agreement as set forth below to reflect their agreement on an adjustment of the purchase price for the shares of the Company based upon the date of release on the market of certain products. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement is amended to read in its entirety as follows:

     1. Paragraph (a) (ii) of Section 1.3 of the Agreement is amended to read in its entirety as follows:

          "(ii) Seven Hundred Fifty-Nine Thousand Eighteen (759,018) shares of the Common Stock, no par value ("Synbiotics Common Stock"), of the Buyer (the "Buyer Shares"). At the Closing, Two Hundred Thirty Thousand (230,000) of the Buyer Shares (the "Escrow Shares") shall be placed in escrow with the Buyer, to be released to RM or to the Buyer, as the case may be, upon the occurrence of the following events:

          (A) One Hundred Seventy One Thousand Six Hundred (171,600) Escrow Shares will be released to RM immediately upon the occurrence, prior to January 1, 1998, of either of the following events: (i) on the date of the first commercial sale in the United States of any Heartworm Products (as defined below) by the Buyer or any of its Affiliates approved for sale by the USDA in any form or (ii) if the US. patents rights on technology relating to any Heartworm Product are licensed, sublicensed or given by the Buyer or any of its Affiliates to any third party (other than for the sole purpose of enabling such third party to manufacture or resell Products on behalf of the Buyer or one of its Affiliates) (a "Heartworm Release");

          (B) Fifty Eight Thousand Four Hundred (58,400) Escrow Shares will be released to RM immediately upon the occurrence, prior to January 1, 1998, of either of the following events: (i) on the date of the first commercial sale in the United States of any FeIV Product (as defined below) by the Buyer or any of its Affiliates approved for sale by the USDA in any form, or (ii) if the U.S. patent rights on technology relating to any FeIV Product are licensed, sublicensed or given by the Buyer or any of its Affiliates to any third party (other than for the sole purpose of enabling such third party to manufacture or resell FeIV Products on behalf of the Buyer or one of its Affiliates) (an "FeIV Release");

          (C) if a Heartworm Release has not taken place before January 1, 1998, the number of Escrow Shares released to RM in connection with a Heartworm Release, if any, will be reduced by Twenty Five Thousand (25,000) for each of the first four full months elapsed between January 1, 1998 and the date of the Heartworm Release and then by Eight Thousand Six Hundred (8,600) per full month lapsed thereafter prior to a Heartworm Release, on the first day of the following month, until none of these One Hundred Seventy One Thousand Six Hundred (171,600) Escrow Shares remains to be released to RM. Escrow Shares so deducted shall revert in full ownership to the Buyer as of the date they are deducted;

          (D) if an FeIV Release has not taken place before January 1, 1998, the number of Escrow Shares released to RM in connection with a FeIV Release, if any, will be reduced by Three Thousand Two Hundred and Forty (3,240) for each full month lapsed between January 1, 1998 and the date of the FeIV Release, on the first day of the following month, until none of these Fifty Eight Thousand Four Hundred (58,400) Escrow Shares remains to be released to RM; provided that if the Buyer at any time prior to the second anniversary of the date of the Closing, commercially introduces any FeIV Product in the form of an antigen caught in between two monoclonal antibodies into the U.S. market (whether directly or through an intermediary), all such 58,400 Escrow Shares shall be immediately released to RM. Any portion of such 58,400 not required to be released to RM as of the second anniversary of the date of the Closing shall revert in full ownership to the Buyer;

          (E) for purposes of this Agreement, the terms "Heartworm Product" and "FeIV Product" shall mean the Witness Heartworm product and the Witness FeIV product, respectively, of Rhone Merieux Inc. as they existed in their form of antigen caught in-between monoclonal antibodies form on the date of the Closing and as such products may be modified from time to time by or for the Buyer, regardless of the trademarks, under which the products are sold;

          (F) unless and until Escrow Shares are released to RM in accordance with this clause 1.3(a)(ii), Seller shall have no rights of ownership with respect to such Escrow Shares, including without limitation the right to transfer (other than to the Buyer), to vote or to receive dividends with respect to such Escrow Shares; provided, however, that any dividends paid with respect to the Escrow Shares, while held in escrow, shall accrue to the benefit of the party (RM or the Buyer) to which such Escrow Shares are ultimately released, and shall be paid to such party (and in the case of a release to RM, together with interest thereon at the prime lending rate of The Bank of America) upon the release of the corresponding Escrow Shares from escrow; plus".


     2. The following text is added as a new paragraph at the end of Section 1.3(a) of the Agreement:

          "The number of shares to be received by the Sellers under Section 1.3(a)(ii) shall be reduced if the aggregate net book value of the Inventory of RM, Inc. on the Date of the Closing is less than 100% of the net book value of the Inventory at December 31, 1996 (an "Inventory Deficit"). RM shall inform the Buyer two business days prior to the Closing whether it expects there to be an Inventory Deficit and, if so, the anticipated amount of such Inventory Deficit as of the Date of the Closing. In the event that there is an anticipated Inventory Deficit, the number of shares to be received by the Sellers will be reduced by the amount of the anticipated Inventory Deficit, with a reconciliation based on the finally calculated actual Inventory Deficit to occur as soon as practicable. For that purpose, the price per share shall be 5.00 U.S. Dollars.

          All capitalized terms appearing in this paragraph and not otherwise defined in this Agreement shall have the meaning assigned thereto in the U.S. Purchase Agreement. Any and all references to the number of Buyer Shares shall be amended accordingly in this Agreement and any agreement executed in its application."

     3.   Section 1.6 is renumbered Section 1.7 and otherwise left unchanged.

     4.   The following new Section 1.6 is added:

              "1.6  Price Supplement.  No later than thirty days after the third
                    -----------------
          anniversary of the date of registration with the USDA of the Heartworm Product under any trademark (the "Heartworm Registration Date"), the Buyer shall pay to RM by wire transfer of immediately available funds denominated in U.S. Dollars, to an account designated by RM, as a price supplement, an amount equal to five percent (5%) of the total aggregate North American sales of Heartworm Products by the Buyer, its Affiliates and licensees for such products during the three year period following the Heartworm Registration Date, up to a maximum of Five Hundred Thousand U.S. Dollars ($500,000). No later than thirty days after the third anniversary of the date of registration with the USDA of the FeIV Product under any trademark (the "FeIV Registration Date"), the Seller shall pay to RM, by wire transfer of immediately available funds denominated in U.S. Dollars, to an account designated by RM, as a price supplement, an amount equal to five percent (5%) of the total aggregate North American sales of FeIV Products by the Buyer, its Affiliates and licensees for such products, during the three year period following the FeIV Registration Date, up to a maximum of One Hundred Seventy-Five Thousand U.S. Dollars ($175,000). No price supplement relating to FeIV shall be due under this Section 1.6 if the adjustment described under Section 1.2(b)(2) of the Asset Purchase Agreement, as amended, is made under this Section 1.6."

     5. On the 6th line of Section 3.4 (a), the words "May 31, 1997," are replaced by "June 30, 1997".

     6. The first clause of Section 10.5 of the Agreement up to the first proviso, is amended to read as follows:

          "10.5 Limitations on Liability. The liability of RM for indemnification hereunder shall be limited to the sum of (a) $13,533,690 plus (b) all amounts paid to RM Inc. pursuant to Section 1.2(b) of the U.S. Purchase Agreement, as amended, plus (c) the amount of the Earn-Out Payment, if any, actually paid to the Sellers pursuant to Section 1.5 hereof (collectively, the "Indemnification Amount")."

     7. The Buyer hereby irrevocably waives for itself and any of its Affiliates any rights it or they may have under Section 10 of the Agreement as a result of any claim or action by any third party alleging an infringement of a United States patent or U.S. intellectual property rights arising out of any sale after the Closing by the Buyer or its Affiliates or licensees of Heartworm Products or FeIV Products. The Buyer hereby represents that it is aware of the risks of U.S. Patent infringement associated with these products and assumes such risks to the extent set forth in this Section 7.

     8. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

IN WITNESS WHEREOF, this Amendment No. 1 to the Agreement has been duly executed by the parties hereto and is effective as of the date first above written.


                                        SYNBIOTICS CORPORATION

                                        By:  /s/ Kenneth M. Cohen
                                             --------------------
                                             Name: Kenneth M. Cohen,
                                              President and Chief Executive
                                              Officer


                                        R.M. - DIAGNOSTICS S.A.S.

                                        By: /s/ Phillipe Martin-Jarand
                                            --------------------------
                                        Name:  Phillipe Martin-Jarand
                                        Title:


                                        RHONE MERIEUX S.A.S.

                                        By: /s/ Phillipe Martin-Jarand
                                            --------------------------
                                        Name:  Phillipe Martin-Jarand
                                        Title:


                                        INSTITUT DE SELECTION ANIMAL S.A.

                                        By: /s/ Phillipe Martin-Jarand
                                            --------------------------
                                        Name:  Phillipe Martin-Jarand
                                        Title: